Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL THIRD QUARTER DILUTED EARNINGS

PER SHARE OF $0.41 ON REVENUE OF $193 MILLION

Waukegan, Ill. - April 26, 2011 - WMS Industries Inc. (NYSE:WMS) today reported results for its fiscal third quarter ended March 31, 2011 that were in line with the Company’s preliminary results provided on April 11, 2011. In addition, WMS reiterated its fiscal 2011 fourth quarter revenue guidance of $210-to-$220 million and operating margin guidance of 22.0%-to-23.5%. The Company also reiterated its fiscal 2012 outlook for 3%-to-7% revenue growth, resulting in a range of $810-to-$850 million in total revenues, with an expected operating margin of 21%-to-22%.

Fiscal 2011 Third Quarter Results and Review:

Total revenues were $192.7 million for the March 2011 quarter compared with $197.5 million in the prior-year period. The year-over-year decline was principally due to a 3%, or $3.7 million, reduction in product sales revenues to $120.2 million. Gaming operations revenues of $72.5 million declined slightly from the prior-year quarter, and were essentially flat on a quarterly sequential basis reflecting a sequential increase in average daily revenue and a slightly lower average installed base of participation gaming machine units. Operating margin at 18.1% was essentially flat on a quarterly sequential basis, reflecting lower total gross profit offset by the benefits of disciplined cost containment. Net income was $24.2 million, or $0.41 per diluted share, compared with $33.0 million, or $0.55 per diluted share, in the prior-year quarter, which included a $0.06 per diluted share net benefit from discrete tax items.

“WMS’ fiscal third quarter results reflect lower-than-expected global new unit demand, unit shipments expected to be fulfilled in the March quarter not shipping until early April, and delays in the commercialization of certain new products,” said Brian R. Gamache, Chairman and Chief Executive Officer. “We’ve already begun to implement the appropriate solutions to address the root causes for the fulfillment issues and we are revising our processes for regulatory submissions to try to shorten the time frames from-concept-to-launch for our advanced technology-based new products. Given our track record for identifying and overcoming prior challenges, we expect to make quick progress in improving our sales and operating execution. Importantly, our commitment to fiscal discipline and efforts toward improving our operating execution is expected to enhance our operating margin.”

Gamache noted, “Despite the continued impact of customers’ constrained capital budgets, our strategic direction remains laser focused. We made progress on several fronts in the third quarter including further increases in sales of new units into international markets, a year-over-year increase in average selling prices and progress towards lowering the cost structure and improving the profit margin for our popular Bluebird xD™ units. We also successfully introduced several new games for our participation business that are improving the average revenue per day performance of our installed base. In addition, our disciplined operating expense management resulted in the operating margin in the March 2011 quarter being comparable to the December 2010 quarter despite lower revenues generating lower total gross profit; and cash flow from operating activities for the nine months year-to-date improved $22 million, or 27%, over the comparable year-ago period.”

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 2

“WMS’ broad portfolio of innovative, player-appealing content and our strengthening schedule of new participation games support our outlook for extending our track record of annual revenue growth, which distinguishes WMS from our competitive set,” Gamache added. “Our success in developing new games and content-enhancing technologies and products that amplify player entertainment continues to be acknowledged by customers and industry participants. WMS had four new products recognized in Casino Journal’s Top 20 Most Innovative Gaming Technology Products Awards for 2010 and our Player’s Life® Web Services platform placed first in Casino Enterprise Management’s recent Slot Floor Technology Awards, marking the second consecutive year a WMS product has been rated the top product. With the recent approval from GLI for the commercial version of our core WAGE-NET® Networked Gaming system, our Ultra Hit Progressive® Portal application family and our first Portal theme, the launch of our online gaming site in the U.K. and a robust pipeline of great new games, we are well positioned to remain a leader in gaming content and innovation that drives higher returns for our customers and increased revenue for WMS.”

Fiscal Third Quarter Financial Review

The following table summarizes key components related to revenue generation for the three and nine months ended March 31, 2011, and 2010 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Product Sales Revenues:
New unit sales revenues	$99.9	$105.7	$292.9	$277.5
Other product sales revenues	20.3	18.2	65.7	48.3

Total product sales revenues	$120.2	$123.9	$358.6	$325.8

New units sold	6,058	6,618	17,706	17,868
Average sales price per new unit	$16,492	$15,976	$16,541	$15,532
Gross profit on product sales revenues (1)	$58.4	$66.3	$176.6	$170.9
Gross margin on product sales revenues (1)	48.6%	53.5%	49.2%	52.5%
Gaming Operations Revenues:
Participation revenues	$68.7	$70.4	$211.0	$214.8
Other gaming operations revenues	3.8	3.2	10.5	11.1

Total gaming operations revenues	$72.5	$73.6	$221.5	$225.9

Installed Participation Base, with Revenues based on:
Percentage of coin-in units at period end (2)	3,829	3,557	3,829	3,557
Percentage of net win units at period end (2)	3,107	3,317	3,107	3,317
Daily lease rate units at period end (2)	3,066	3,413	3,066	3,413

Total installed participation base units at period end	10,002	10,287	10,002	10,287

Average installed participation base units	10,021	10,237	10,184	10,277
Average revenue per day per participation unit	$76.14	$76.37	$75.65	$76.27
Installed casino-owned daily fee units at period end	384	444	384	444
Average casino-owned daily fee unit installed base	407	434	399	430
Gross profit on gaming operations revenues (1)	$58.6	$59.6	$177.5	$182.4
Gross margin on gaming operations revenues (1)	80.8%	81.0%	80.1%	80.7%
Total revenues	$192.7	$197.5	$580.1	$551.7

Total gross profit (1)	$117.0	$125.9	$354.1	$353.3

Total gross margin (1)	60.7%	63.7%	61.0%	64.0%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.
(2)	Beginning in fiscal 2011, WMS modified its installed participation base categories from prior years to show the breakout of these gaming machines based on the revenue models that generate the lease payments. The prior year presentation has been changed to reflect the current categories.

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 3

Total product sales revenues for the March 2011 quarter were $120.2 million. Global new unit shipments were 6,058 compared with 6,618 in the prior year quarter, reflecting a 15% decrease in U.S. and Canadian unit shipments, partially offset by a 5% increase in international shipments. The decrease in shipments was primarily attributable to units that, due to fulfillment challenges, shipped in early April rather than as expected in the March quarter. New unit shipments in the U.S. and Canada in the March 2011 quarter totaled 3,720 units at higher average selling prices than the year-ago period, reflecting replacement market shipments of approximately 3,000 gaming machines compared to 3,950 replacement units in the prior year and approximately 700 new unit shipments for new casino openings and expansions. International product shipments of 2,338 units represented 39% of total global shipments compared with 34% in the year-ago period. Growth in Mexico and Australia, and modest growth in Asia and Latin America more than offset lower shipments to Europe. Mechanical reel products were 21% of global new unit shipments in the March 2011 quarter.

The average selling price for new units rose 3% year over year to $16,492, primarily reflecting a product sales mix that benefited from Bluebird®2 and Bluebird xD premium-featured units representing 92% of total global new unit sales in the March 2011 quarter, compared to 89% in the March 2010 quarter and 96% in the December 2010 quarter. The average selling price was essentially flat on a quarterly sequential basis, representing a slightly more favorable mix of premium products offset by a greater portion of international shipments of original, lower-priced Bluebird cabinets in the March 2011 quarter.

Other product sales revenues rose $2.1 million, or 12%, over the year-ago period, driven by higher revenues from low-margin used gaming machines sales, while revenues from higher-margin hardware and game conversion kit sales declined modestly year over year. Approximately 2,500 used gaming machines were sold in the March 2011 quarter at lower prices, reflecting both a greater year-over-year impact from trade-ins of lower-value competitor units and an increase in used Bluebird gaming machine sales, compared with sales of approximately 2,200 used units in the prior-year quarter. Sales of approximately 2,200 hardware and game conversion kits in the March 2011 quarter compared to sales of 3,000 conversion kits in the year-ago quarter.

Gaming operations revenues in the March 2011 quarter were $72.5 million compared with $73.6 million in the year-ago period, and $72.7 million in the December 2010 quarter. The average daily revenue per unit increased $1.75 or 2% on a quarterly sequential basis to $76.14, reflecting the successful introduction of new participation games and historical seasonal influences. The average installed base for the March 2011 quarter was 10,021 units compared to 10,237 units in the prior-year quarter, reflecting the impact of older participation units that reached their end-of-life and were withdrawn from our footprint. The period-end installed base of 10,002 units reflects a greater-than-anticipated number of conversions of existing games to newly launched participation games, which reduced the opportunity to grow the installed base. In the March 2011 quarter, WMS launched the new video THE PRICE IS RIGHT®- The Ultimate Show™, YAHTZEE™ and Attack from Mars™/Revenge from Mars™ games, and continued the rollout of THE GODFATHER® and THE WIZARD OF OZ™ - THE GREAT AND POWERFUL OZ™ games that launched in the December 2010 quarter. Other gaming operations revenues increased modestly, reflecting revenues from the start-up of the Company’s UK-based online gaming site, partially offset by a decline in royalty income as a result of WMS’ direct entry into markets previously addressed through content licenses to third parties.

Total gross profit, excluding depreciation and distribution expense as used herein, was $117.0 million for the March 2011 quarter down from $125.9 million a year-ago. Total gross margin at 60.7% was in line with the total gross margin of 60.6% in the December 2010 quarter, but below the 63.7% in the year-ago period, primarily reflecting a lower product sales margin this year.

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 4

Product sales margin declined year over year to 48.6%, reflecting the impact from the introduction this year of the Bluebird xD cabinet, more low-margin used gaming machine revenues and a declining margin achieved on the sale of such units, lower new unit sales revenue, added costs associated with customer changes to existing orders and new orders received late in the quarter, and lower revenues from high-margin conversion kit sales. We continued to make progress in improving supply chain effectiveness and lowering both the Bluebird2 and the Bluebird xD cabinets’ cost structure. Additional cost structure reductions and supply chain improvements are expected to drive higher Bluebird xD and overall product sales gross margins in the June 2011 quarter. Gaming operations gross margin was 80.8% in the March 2011 quarter compared with 81.0% a year ago.

The following table summarizes key components related to operating expenses and operating income for the three and nine months ended March 31, 2011 and 2010 ($ in millions):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Operating Expenses
Research and development	$27.7	$26.7	$86.5	$79.1
As a percentage of revenues	14.4%	13.5%	14.9%	14.3%
Selling and administrative	36.1	38.0	116.3	107.8
As a percentage of revenues	18.7%	19.2%	20.1%	19.5%
Depreciation	18.4	16.7	50.5	50.9
As a percentage of revenues	9.5%	8.5%	8.7%	9.2%

Total operating expenses	$82.2	$81.4	$253.3	$237.8

Operating expenses as a percentage of revenues	42.6%	41.2%	43.7%	43.0%

Operating income	$34.8	$44.5	$100.8	$115.5

Operating margin	18.1%	22.5%	17.4%	20.9%

Reflecting WMS’ cost discipline initiatives, total operating expenses in the March 2011 quarter increased only $0.8 million over the prior-year quarter, and decreased $2.3 million on a quarterly sequential basis.

Research and development expenses increased $1.0 million year over year in the March 2011 quarter to $27.7 million, or 14.4% of total revenues, and declined $2.4 million on a quarterly sequential basis. The year-over-year increase in R&D expenses reflects the planned expansion of product development activities to address customer interest in new products, the Company’s commitment to develop innovative new technologies and unique entertainment gaming experiences and the strategic focus on expanding WMS’ portfolio of differentiated products to further increase market share, including the WAGE-NET networked gaming solution and Portal applications, partially offset by cost containment initiatives including lower performance-based incentives.

Selling and administrative expenses in the March 2011 quarter declined $1.9 million from the prior-year period to $36.1 million, reflecting the Company’s cost discipline initiatives including a decline in payroll-related expenses related to lower performance-based incentives, partially offset by slightly higher global headcount, including the increase in personnel to support the launch of the Company’s online gaming site in the United Kingdom. Selling and administrative expenses, which declined $2.0 million on a quarterly sequential basis, declined to 18.7% of revenue in the March 2011 quarter from 19.2% in the comparable year-ago quarter.

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 5

Depreciation expense of $18.4 million in the March 2011 quarter increased on both a year-over-year and quarterly sequential basis reflecting increased capital spending on gaming operations equipment during the last nine months over the comparable year-ago period as the Company continues to transition its installed base of participation units to Bluebird2 and Bluebird xD units.

The effective tax rate for the March 2011 quarter was 35% reflecting the reinstatement of the U.S. Federal Research and Development Tax Credit legislation in December 2010, which more than offset an increase in the Illinois corporate income tax rate that became effective January 1, 2011. The effective tax rate of 27% in March 2010 quarter benefited from several discrete income tax items totaling $0.06 per diluted share, primarily the completion of U.S. Federal income tax return audits for fiscal years 2004 through 2007 that resulted in a $4.6 million reduction in the Company’s liability for uncertain tax positions.

For the quarter ended March 31, 2011, net income was $24.2 million, or $0.41 per diluted share, compared with $33.0 million or $0.55 per diluted share in the March 2010 quarter, including the favorable impact from discrete income tax items of $0.06 per diluted share.

Cash flow provided by operating activities for the nine months ended March 31, 2011 increased $21.7 million to $100.7 million from $79.0 million in the comparable year-ago nine-month period. The growth in cash flow primarily reflects a lesser impact from the change in operating assets and liabilities, an increase in deferred income taxes related to the Federal legislation to adopt bonus depreciation for certain assets placed in service in calendar 2011, the reduction in the tax benefit from the exercise of stock options as fewer options were exercised in fiscal 2011, and higher share-based compensation and other non-cash items, partially offset by lower net income, depreciation and amortization.

Total receivables declined to $352.1 million at March 31, 2011 on a quarterly sequential basis from $355.0 million at December 31, 2010. A slight increase in extended-payment term financing, driven primarily by higher sales into new markets for WMS that historically depend on extended financings, particularly Mexico and certain other Latin American markets and New South Wales, Australia, was offset by the impact of lower total revenue. Long-term notes receivable, net were $78.1 million at March 31, 2011 compared with $75.3 million at December 31, 2010. Inventory of $69.4 million, was essentially flat with the December 31, 2010 balance but included an increase in finished goods for units produced in the March quarter but not shipped until early April.

Net cash used in investing activities for the nine months ended March 31, 2011 increased by $30.1 million year over year primarily due to the deployment of $18.1 million of additional capital for additions to gaming operations equipment, a $9.4 million increase in investments to acquire or license intangible assets and a $2.6 million increase in capital expenditures for property, plant and equipment. Net cash used in financing activities increased by $67.3 million primarily due to $43.0 million in higher share repurchases, reflecting the $80.0 million of stock repurchases thus far in fiscal 2011 (including $30.0 million of stock repurchases in the March 2011 quarter) and a $26.9 million lower benefit from stock option exercises.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), for the March 2011 quarter was $64.5 million compared with $72.8 million in the prior-year quarter and was $187.0 million for the first nine months of fiscal 2011, inclusive of the $3.8 million in costs incurred in the September 2010 quarter for the closure of WMS’ main facility in the Netherlands, compared with $202.2 million for the first nine months of fiscal 2010.

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 6

Primarily reflecting the repurchase of $30 million of the Company’s common stock during the fiscal 2011 third quarter, total cash, cash equivalents and restricted cash decreased $9.0 million to $114.5 million at March 31, 2011 from $123.5 million at December 31, 2010. During the March 2011 quarter, the Company repurchased 751,512 shares of common stock for $30 million and for the nine months ended March 31, 2011, the Company repurchased $80 million of its common stock representing 2.1 million shares or 3.5% of its then outstanding shares.

Fiscal 2011 Fourth Quarter and Fiscal 2012 Financial Outlook

WMS today reiterated guidance for fiscal 2011 fourth quarter revenues of $210-to-$220 million. The June 2011 quarterly revenue guidance anticipates that domestic demand will continue to reflect gaming operators’ restrained capital budgets, as well as a continued lower number of shipments to new casino openings and expansions compared to the prior-year period. The operating margin guidance for the June 2011 quarter of 22.0%-to-23.5% reflects expected quarterly sequential improvements in product sales gross margin and operating costs declining as a percentage of revenues compared with the March 2011 quarter.

Based upon current expectations of continued low global replacement demand, but initial contributions from new revenue initiatives and modestly higher industry growth from new casino and expansion opportunities, WMS anticipates fiscal 2012 annual revenue will grow 3%-to-7% over the fiscal 2011 guidance or a range of $810-to-$850 million. Fiscal 2012 operating margin guidance of 21%-to-22% reflects the expectation for higher total gross margin and operating expenses growing at a slower rate than revenues.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Tuesday, April 26, 2011. The conference call numbers are 212/231-2938 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

THE GODFATHER® and © 2011 Paramount Pictures. All Rights Reserved.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. ©2011 FremantleMedia North America. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (11).

YAHTZEE is a trademark of Hasbro. Used with permission. ©2011 Hasbro. All rights reserved.

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 7

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2011 Fourth Quarter and Fiscal 2012 Financial Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (3) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (4) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (5) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (6) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (7) a failure to obtain and maintain our gaming licenses and regulatory approvals; (8) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (9) a software anomaly or fraudulent manipulation of our gaming machines and software; (10) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (11) an infringement claim seeking to restrict our use of material technologies; and (12) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2010 and our more recent reports filed with the Securities and Exchange Commission.

About WMS

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 8

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended March 31, 2011 and 2010

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
REVENUES:
Product sales	$120.2	$123.9	$358.6	$325.8
Gaming operations	72.5	73.6	221.5	225.9

Total revenues	192.7	197.5	580.1	551.7
COSTS AND EXPENSES:
Cost of product sales (1)	61.8	57.6	182.0	154.9
Cost of gaming operations (1)	13.9	14.0	44.0	43.5
Research and development	27.7	26.7	86.5	79.1
Selling and administrative	36.1	38.0	116.3	107.8
Depreciation (1)	18.4	16.7	50.5	50.9

Total costs and expenses	157.9	153.0	479.3	436.2

OPERATING INCOME	34.8	44.5	100.8	115.5
Interest expense	(0.3)	(0.4)	(0.9)	(2.9)
Interest income and other income and expense, net	2.7	1.1	6.6	4.2

Income before income taxes	37.2	45.2	106.5	116.8
Provision for income taxes	13.0	12.2	35.8	37.5

NET INCOME	$24.2	$33.0	$70.7	$79.3

Earnings per share:
Basic	$0.42	$0.57	$1.22	$1.43

Diluted	$0.41	$0.55	$1.19	$1.32

Weighted-average common shares:
Basic common stock outstanding	57.6	57.9	57.9	55.4

Diluted common stock and common stock equivalents	58.9	60.1	59.3	60.3

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.2	$1.1	$3.6	$3.2
Cost of gaming operations	$10.7	$10.8	$29.4	$33.8

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2011 and June 30, 2010

(in millions of U.S. dollars and millions of shares)

	March 31, 2011	June 30, 2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100.4	$166.7
Restricted cash and cash equivalents	14.1	17.9

Total cash, cash equivalents and restricted cash	114.5	184.6
Accounts and notes receivable, net of allowances of $4.3 and $3.1, respectively	274.0	274.5
Inventories	69.4	57.8
Other current assets	46.6	38.1

Total current assets	504.5	555.0
NON-CURRENT ASSETS:
Long-term notes receivable, net	78.1	51.7
Gaming operations equipment, net of accumulated depreciation of $262.7 and $247.2, respectively	80.4	64.7
Property, plant and equipment, net of accumulated depreciation of $115.0 and $95.4, respectively	178.0	189.8
Intangible assets, net	144.0	99.1
Deferred income tax assets	25.4	33.4
Other assets, net	12.9	13.3

Total non-current assets	518.8	452.0

TOTAL ASSETS	$1,023.3	$1,007.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$66.3	$63.4
Accrued compensation and related benefits	7.2	25.1
Other accrued liabilities	52.4	52.3

Total current liabilities	125.9	140.8
NON-CURRENT LIABILITIES:
Deferred income tax liabilities .	21.5	20.1
Other non-current liabilities	12.5	12.2

Total non-current liabilities	34.0	32.3
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	439.8	435.5
Treasury stock, at cost (2.3 and 0.9 shares, respectively)	(88.0)	(34.3)
Retained earnings	479.7	409.0
Accumulated other comprehensive income	2.1	(6.1)

Total stockholders’ equity	863.4	833.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,023.3	$1,007.0

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended March 31, 2011 and 2010

(in millions of U.S. dollars)

(unaudited)

	Nine Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$70.7	$79.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	50.5	50.9
Amortization of intangible and other assets	13.9	16.7
Share-based compensation	15.2	14.9
Other non-cash items	8.6	(0.5)
Deferred income taxes	9.5	1.5
Tax benefit from exercise of stock options	(6.8)	(13.2)
Change in operating assets and liabilities	(60.9)	(70.6)

Net cash provided by operating activities	100.7	79.0
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(48.3)	(30.2)
Purchases of property, plant and equipment	(42.0)	(39.4)
Payments to develop, license or acquire intangible and other assets	(15.8)	(6.4)

Net cash used in investing activities	(106.1)	(76.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options and employee stock purchase plan	11.5	32.0
Tax benefit from exercise of stock options	6.8	13.2
Purchases of treasury stock	(80.0)	(37.0)
Debt issuance costs	—	(1.7)
Other	—	(0.9)

Net cash (used in)/provided by financing activities	(61.7)	5.6
Effect of Exchange Rates on Cash and Cash Equivalents	0.8	—

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(66.3)	8.6
CASH AND CASH EQUIVALENTS, beginning of period	166.7	135.7

CASH AND CASH EQUIVALENTS, end of period	$100.4	$144.3

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Exhibit 99.1

WMS Reports Fiscal Third Quarter Results, 4/26/2011	page 11

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net income	$24.2	$33.0	$70.7	$79.3
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	—	—	0.5

Diluted earnings (numerator)	$24.2	$33.0	$70.7	$79.8

Basic weighted average common shares outstanding	57.6	57.9	57.9	55.4
Dilutive effect of stock options	0.9	1.0	1.0	1.2
Dilutive effect of restricted common stock and warrants	0.4	0.4	0.4	0.4
Dilutive effect of convertible subordinated notes	—	0.8	—	3.3

Diluted weighted average common stock and common stock equivalents (denominator)	58.9	60.1	59.3	60.3

Basic earnings per share of common stock	$0.42	$0.57	$1.22	$1.43

Diluted earnings per share of common stock and common stock equivalents	$0.41	$0.55	$1.19	$1.32

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net income	$24.2	$33.0	$70.7	$79.3

Net income	$24.2	$33.0	$70.7	$79.3
Provision for income taxes	13.0	12.2	35.8	37.5
Interest expense	0.3	0.4	0.9	2.9
Depreciation	18.4	16.7	50.5	50.9
Amortization of intangible and other assets	4.0	5.5	13.9	16.7
Share-based compensation	4.6	5.0	15.2	14.9

Adjusted EBITDA	$64.5	$72.8	$187.0	$202.2

Adjusted EBITDA margin	33.5%	36.9%	32.2%	36.7%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) and Adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and Adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA and Adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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